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                                                                     Exhibit 5.1

                                August 27, 2001



Wholesale Auto Receivables Corporation
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

     Re:  Enforceability Opinion

          We are issuing this opinion letter in our capacity as special counsel to Wholesale Auto Receivables Corporation (the "Seller") and General Motors Acceptance Corporation ("GMAC") in connection with:

(1) the issuance of $1,000,000,000 aggregate principal amount of Floating Rate Asset Backed Term Notes, Series 2001-C (the "Notes") by Superior Wholesale Inventory Financing Trust VII (the "Trust") pursuant to an Indenture, dated as of March 15, 2001 (including the Officer's Issuance Certificate, dated as of the Issuance Date (the "Officer's Issuance Certificate") to be delivered pursuant thereto, the "Indenture")), between the Trust and The Bank of New York as Indenture Trustee (the "Indenture Trustee");

The Trust intends to issue the Notes on or about August 29, 2001 (the "Issuance Date"). The Trust may issue additional notes (including additional term notes and revolving notes) after the Issuance Date.

          We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

          (i) a copy of the registration statement filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), on Form S-3 (File No. 333-57494) on March 23, 2001 and amended by Amendment No. 1 on April 4, 2001, with respect to asset-backed notes, including the
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Wholesale Auto Receivables, Inc.
August 27, 2001
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     Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

          (ii) a copy of the prospectus supplement (the "Prospectus Supplement") and the related prospectus (the "Base Prospectus" and, together with the Prospectus Supplement, the "Prospectus"), covering the Notes, substantially in the form to be filed with the Commission pursuant to Rules 424(b)(5) and 424(c) under the Act;

          (iii) a Trust Agreement, dated as of March 15, 2001, between the Seller and Chase Manhattan Bank USA, National Association, as Owner Trustee ("Trust Agreement");

          (iv) a Trust Sale and Servicing Agreement, dated as of March 15, 2001, among the Seller, GMAC, as Servicer, and the Trust (the "Trust Sale and Servicing Agreement");

          (v) the Indenture (including a form of the Officer's Issuance Certificate);

          (vi) a Pooling and Servicing Agreement, dated as of March 15, 2001, between GMAC and the Seller (the "Pooling and Servicing Agreement"); and

          (vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, documents (iii)
     - (vi) are referred to herein as the "Transaction Documents").

     In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Officer's Issuance Certificate will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

          On the basis of the foregoing and on the basis of our examination of the Seller's Certificate of Incorporation and By-laws and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Seller, it is our opinion that:
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Wholesale Auto Receivables, Inc.
August 27, 2001
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          (a) The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

          (b) With respect to the Notes of any series issued by the Trust, when duly executed by the Trust and authenticated by the Indenture Trustee in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Notes will have been duly authorized by all necessary action of the Trust and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or "Blue Sky" laws of the various states to the offer or sale of the Notes.

          We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the General Corporation Law of the State of Delaware and the Delaware Business Trust Act.

          We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    Sincerely,

                                    /s/ Kirkland & Ellis

                                    KIRKLAND & ELLIS